Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Our MD&A includes the following major sections:
•	Executive Summary

•	Results of Operations

•	Liquidity and Capital Resources

•	Contractual Obligations

•	Off Balance Sheet Arrangements

•	Critical Accounting Policies and Estimates

•	Recently Issued Accounting Pronouncements

•	Factors Affecting Future Operating Results
Executive Summary
     Our objective is to deliver profitable dynamic growth by providing technologically advanced waterjet cutting and cleaning systems to our customers. To achieve this objective, we offer versatile waterjet cutting and industrial cleaning systems and we strive to:
•	expand market share in our current markets

•	continue to identify and penetrate new markets;

•	capitalize on our customer relationships and business competencies;

•	develop and market innovative products and applications; and

•	continue to improve operating margins by focusing on operational improvements.
     Our ability to fully implement our strategies and achieve our objective may be influenced by a variety of factors, many of which are beyond our control. Some of these factors are outlined under Item 1A: Risk Factors, of the previously filed Annual Report on Form 10-K.
     Effective May 1, 2008, we modified our internal reporting process and the manner in which the business is managed and in turn, reassessed our segment reporting. As a result of this process, we are now reporting our operating results to the chief operating decision maker based on market segments which has resulted in a change to the operating and reportable segments. Previously, we managed our business based on geography. Our change in operating and reportable segments from a geographic basis to market segments is consistent with management’s long-term growth strategy. Our new reportable segments are Standard and Advanced. The Standard segment includes sales and expenses related to our cutting and cleaning systems using ultrahigh-pressure water pumps as well as parts and services to sustain these installed systems. Systems included in this segment do not require significant custom configuration. The Advanced segment includes sales and expenses related to our complex aerospace and automation systems which require specific custom configuration and advanced features to match unique customer applications as well as parts and services to sustain these installed systems.
     Certain factors may cause our results to vary year over year. For the three years ended April 30, 2008, we have identified such factors as follows:
          Introduction of New Products
          In fiscal year 2007, we introduced the 87,000 psi intensifier pump at the bi-annual International Manufacturing Technology Show (IMTS) in September 2006.
          In fiscal year 2006, we introduced the NanojetTM system. This system was used in the semiconductor industry to cut flash memory chips and contributed to 3%, 14% and 28 % of sales in the Asia Waterjet segment sales in fiscal years 2008, 2007 and 2006, respectively. Our 55,000 psi Husky pump used in cleaning applications and the StonecrafterTM machine in fiscal year 2006.

          Allocation of Corporate Management Fees
          During fiscal year 2008, we allocated corporate management fees in total of $5.2 million from the Company’s corporate division to the Company’s operating segments which is part of the reports evaluated by the chief operating decision maker during the current fiscal year. Fiscal year 2007 has been recast to reflect this methodology. We have not recast the results of operations of fiscal year 2006 as doing so would not be practical.
          Exit or Disposal Activities
          On April 29, 2008, we decided to sell our CIS Technical Solutions division (“CIS” division), which would have been reported as part of our Advanced segment. Accordingly, we have recast all periods presented to reflect the results of operating of this division in discontinued operations. Operating income for this division totaled $673,000, $654,000, and $342,000 for the years ended April 30, 2008, 2007 and 2006, respectively.
     On June 2, 2008, we committed to a plan to establish a single facility for designing and building our advanced waterjet systems at our Jeffersonville, Indiana facility and to close our manufacturing facility in Burlington, Ontario, Canada. We estimate that the costs associated with the closure of the Burlington facility and the costs associated with moving production to our Jeffersonville facility will range from $2.6 million to $2.8 million in fiscal 2009, including from $1.5 million to $1.7 million for severance and termination benefits and $1.0 million to $1.2 million for facility closure and relocation costs. Based on our plans to close our Burlington, Ontario manufacturing facility we recorded an impairment charge of $97,000 related to the impairment of long-lived assets in accordance with Statement of Financial Accounting Standard No. 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Results of Operations
Summary Consolidated Results for Fiscal Years 2008, 2007, and 2006

	Year Ended April 30,			% Change 2008	% Change 2007
(In thousands, except per share amounts)	2008	2007	2006	versus 2007	versus 2006
Sales	$244,259	$213,435	$202,658	14%	5%

Operating Income	16,779	4,657	20,271	260%	(77)%

	Year Ended April 30,			% Change 2008	% Change 2007
(In thousands, except per share amounts)	2008	2007	2006	versus 2007	versus 2006
Sales

Systems	$176,755	$155,463	$150,323	14%	3%

Consumable parts	67,504	57,972	52,335	17%	11%

Total Sales	244,259	213,435	202,658	14%	5%
Fiscal year 2008 compared to fiscal year 2007
     Sales growth of $30.8 million or 14% was primarily driven by increased adoption of waterjet cutting and cleaning technology in the global markets and increased sales of 87,000 psi systems. The strengthening of the Brazilian Real versus the U.S. dollar improved our competitive position in Latin America markets. Excluding the impact of foreign currency changes, sales increased $20.2 million or 10% in 2008.
     Total system sales were up $21.3 million or 14%. Excluding Advanced segment sales, system sales increased 22%. Consumable parts sales increased $9.5 million or 17% due to the increased installed base of systems and improved parts availability as well as the use of Flowparts.com and Floweuropeparts.com, our easy-to-use internet order entry systems. Flowparts.com was launched in the United States three years ago and Floweuropeparts.com was launched in Europe approximately two years ago.
     Operating income growth was primarily driven by the higher sales discussed above along with lower operating expenses related to the timing of new product launches. In the prior year, we incurred expenses related to new core product development such as Stonecrafter TM, the 87,000 psi pump and the 55,000 psi Husky. Additionally, there were lower professional fees for legal, audit, and consulting fees for assistance with Sarbanes-Oxley compliance during the current fiscal year.
Fiscal year 2007 compared to fiscal year 2006
     Sales growth was due to management’s focus on the core of our business — ultrahigh-pressure water pumps and the applications that integrate these pumps to cut and clean material. Improved global awareness of the benefits of waterjet cutting and cleaning technology over other traditional methods has resulted in increased global adoption of waterjet cutting and cleaning technology across multiple industries.
     Operating income in fiscal year 2007 was negatively impacted by increased material and warranty costs, and the compensation expense incurred to amend the former CEO’s employment contract. Additionally, fiscal year 2007 operating expenses included legal, consulting fees, and losses totaling $3 million related to the Asia investigations. These investigations were related to irregularities discovered in our Taiwan and Korean operations. In response to the investigations’ findings, we developed a remediation plan which has been implemented by senior management with the advice and counsel of the Audit Committee and its advisors. The remediation plan involved rebuilding the Flow Asia organization; including actions to assure clear and comprehensive policies, establish and communicate behavior standards, assure appropriate tone at the top, and assure process compliance.

Segment Results of Operations
     As discussed above, effective May 1, 2008, we operate in two reportable segments, which are Standard and Advanced. This section provides a comparison of net sales and operating expenses for each of our reportable segments for the last three fiscal years. A discussion of corporate overhead and general expenses related to inactive subsidiaries which do not constitute segments has also been provided under “All Other”. For further discussion on our reportable segments, refer to Note 16: Business Segments and Geographic Information of the Notes to the Consolidated Financial Statements.
Standard Segment

	Year Ended April 30,			% Change 2008	% Change 2007
(In thousands)	2008	2007	2006	versus 2007	versus 2006
Sales	$216,063	$179,339	$163,792	20%	9%
% of total company sales	88%	84%	81%	NM	NM

Gross Margin	97,868	81,940	81,494	19%	1%
Gross Margin as % of sales	45%	46%	50%	NM	NM

Operating Expenses

Sales and Marketing	38,833	35,229	30,922	10%	14%
Research and Development	6,615	7,017	5,924	(6)%	18%
General and Administrative	11,453	12,388	4,496	(8)%	176%

Total Operating Expenses	$56,901	$54,634	$41,342	4%	32%

Operating Income	$40,967	$27,306	$40,152	50%	(32)%

NM	= Not Meaningful
In fiscal year 2008:
     Sales increased $36.7 million or 20% over the prior year and constituted 88% of total sales primarily due to the following:
•	Increased market awareness and adoption of waterjet technology and the positive market reception to our 87k high pressure pump.

•	Strong demand for our spare parts due to increased number of systems in service.

•	The benefit of a favorable currency impact mainly attributable to a stronger Euro and Brazilian Real versus the U.S. dollar. Excluding the impact of foreign currency changes, sales increased $28.3 million or 16% compared to fiscal year 2007.
     Gross margin for the year ended April 30, 2008 amounted to $97.9 million or 45% of sales compared to $81.9 million or 46% of sales in the prior year. Generally, comparison of gross margin rates will vary period over period based on changes in our product sales mix and prices, which includes product mix, standard systems versus consumable parts mix and levels of production volume. Excluding the impact of foreign currency changes, gross margin increased $13 million over the prior year.
     Operating expense changes consisted of the following:
•	An increase in sales and marketing expenses of $3.6 million 10% as a result of increased investment in sales staff globally as well as an increase in commission expense driven by higher sales;

•	A reduction in research and engineering costs of $402,000 or 6% related to the timing of new product launches. The prior year comparative period included engineering expenses to support new core product development such as StonecrafterTM, the 87,000 psi pump, and the 55,000 psi pump; and

•	A reduction in general and administrative expenses of $935,000 or 8% primarily attributable to lower legal and consulting expenses including a $475,000 benefit from an insurance recovery related to the theft in our Korean operation. Prior year general and administrative expenses included Asia investigation expenses.
•	Excluding the impact of foreign currency changes, operating expenses decreased $13 million or 16% over the prior year.
Fiscal year 2007 compared to fiscal year 2006
In fiscal year 2007:
     Sales increased $15.5 million or 9% over fiscal year 2006 primarily due to the following:
•	Increasing demand for our standard shapecutting systems and spare parts due to increased awareness of waterjet cutting technology and investments in tradeshows.

•	Offset by the impact of the management disruption due to the Asia investigations and a slowdown in sales to the semiconductor industry in our Asia region.
     Gross margin for the year ended April 30, 2007, was $81.9 million or 46% of sales compared to $81.5 million or 50% of sales in the prior year. Margins in our standard segment declined from the prior year due to higher material prices as well as changes in our product mix including lower sales to the semiconductor industry.
     Operating expense changes consisted of the following:
•	An increase in sales and marketing expenses of $4.3 million or 14% which stemmed from increased investment in sales and marketing staff and higher tradeshow expenses due to our attendance at the bi-annual International Manufacturing Technology Show held in Chicago in September 2006;

•	An increase in research and engineering expenses of $1.1 million or 18% attributable to additional engineering resources to support the development of new core products such as StonecrafterTM, the 87,000 psi pump, and the 55,000 psi pump; and

•	An increase in general and administrative expenses of $7.9 million or 176% attributable to the following: increased staffing to support growth and compliance requirements, legal and consulting fees as well as theft losses incurred in relation to the Asia investigations in fiscal year 2007 as well as the allocation of corporate management fees to the Standard segment in fiscal year 2007.
Advanced Segment
     In April 2008, we decided to sell our CIS Technical Solutions division which provided technical services to improve the productivity of automated assembly lines. Technical services included robot programming, process improvement, systems integration and production support and would have been presented as part of our Advanced segment.

	Year Ended April 30,			% Change 2008	% Change 2007
(In thousands)	2008	2007	2006	versus 2007	versus 2006
Sales	$28,196	$34,096	$38,866	(17)%	(12)%
% of total company sales	12%	16%	19%	NM	NM
Gross Margin	4,944	8,969	11,659	(45)%	(23)%

Gross Margin as % of sales	18%	26%	30%	NM	NM

Operating Expenses

Sales and Marketing	3,439	4,249	2,751	(19)%	54%
Research and Development	2,156	2,366	1,366	(9)%	73%
General and Administrative	4,439	3,839	1,789	16%	115%

Restructuring	—	—	1,236	—	NM

Total Operating Expenses	$10,034	$10,454	$7,142	(4)%	46%

Operating Income (Loss)	$(5,090)	$(1,485)	$4,517	(243)%	NM

Results of Discontinued Operations, net of Tax of $230, $236, and $124	$443	$418	218	6%	92%

NM	= Not Meaningful

Fiscal year 2008 compared to fiscal year 2007
In fiscal year 2008:
     Sales decreased $5.9 million or 17% over the prior year and constituted 12% of total sales. Sales in the advanced segment will fluctuate quarter over quarter for various reasons such as the timing of contract awards, timing of project design and manufacturing schedule, shipment to the customers, and finally installation of the system. The decline when compared to the prior year was due to delayed aerospace contract awards. Excluding the impact of foreign currency changes, sales decreased $7.7 million or 23% compared to fiscal year 2007.
     Gross margin for the year ended April 30, 2008 amounted to $4.9 million or 18% of sales compared to $9.0 million or 26% of sales in the prior year. The comparative percentage margin decline is attributable to expenses mainly as a result of inventory write-downs of $740,000 and severance costs of $234,000 incurred related to the cessation of the pursuit of non-waterjet automation systems. Excluding the impact of foreign currency changes, gross margin decreased $4.3 million over the prior year.
     Operating expense changes consisted of the following:
•	A decrease in sales and marketing expenses of $810,000 or 19% primarily due to lower customer support costs driven by lower aerospace sales when compared to the prior year offset by bad debt expenses of $413,000 during the current year related to non-waterjet automation customers;

•	A reduction in research and engineering expenses of $210,000 or 9% as a result of a reduction in staff during the year; and

•	An increase in general and administrative expenses of $600,000 or 16% attributable to higher management fee allocation in the current year when compared to the prior year as well as severance costs taken during the year.

•	Excluding the impact of foreign currency changes, operating expenses decreased $2.3 million over the prior year.
Fiscal year 2007 compared to fiscal year 2006
     Sales decreased $4.8 million 12% over the prior year and constituted 17% of total sales. The decrease in fiscal year 2007 was due to delayed aerospace contract awards as well as an economic downturn in the automotive industry. To counteract the downturn in the automotive industry, we shifted our sales focus to systems that integrate waterjet cutting technology and deemphasized non-waterjet systems in non-automotive markets.
     Gross margin for the year ended April 30, 2007 amounted to $9.0 million or 26% of sales compared to $11.7 million or 30% of sales in fiscal year 2006. The comparative percentage margin decline is mainly as a result of increased cost of certain automotive contracts during the first and second quarters of fiscal year 2007.
     Operating expense changes consisted of the following:
•	An increase in sales and marketing expenses of $1.5 million or 54% primarily due to bad debt expenses and investment in additional staff to focus on non-automotive applications;

•	An increase in research and development costs of $1.0 million or 73% as a result of new product development; and

•	An increase in general and administrative expenses of $2.1 million or 115% attributable to the allocation of corporate management fees to the Advanced segment in fiscal year 2007.
All Other

     Our All Other category includes corporate overhead expenses as well as general and administrative expenses related to inactive entities that do not constitute operating segments.

	Year Ended April 30,			% Change 2008	% Change 2007
(In thousands)	2008	2007	2006	versus 2007	versus 2006
General and Administrative Expenses	17,996	21,028	26,717	(14)%	(21)%
Fiscal year 2008 compared to fiscal year 2007
     General and administrative expenses decreased by $3.0 million or 14% primarily due to lower professional fees for legal, audit and Sarbanes Oxley compliance costs which were $5.4 million in fiscal year 2008 compared to $8.9 million in the prior year.
Fiscal year 2007 compared to fiscal year 2006
     General and administrative expenses decreased by $5.7 million or 21% mainly attributable to the allocation of corporate management fees to the Standard and Advanced segments in fiscal year 2007. Fiscal year 2007 also included $2.9 million related to the prior CEO’s employment contract amendment.
Gain on Barton Sale
     We entered into a Purchase Agreement (the “Purchase Agreement”) with Barton Mines Company (“Barton”) on August 26, 2005 to sell Barton our customer list for $2.5 million which was recorded in Operating Expenses in the year ended April 30, 2006.

Other (Income) Expense
Interest Income and Interest Expense
     Our interest income over the last three years was:
•	$780,000 in fiscal year 2008;

•	$838,000 in fiscal year 2007; and

•	$405,000 in fiscal year 2006
     The moderate decrease in interest income in fiscal year 2008 when compared to fiscal year 2007 results from a moderate decline in average cash balances during fiscal year 2008 while the increase in fiscal year 2007 when compared to fiscal year 2006 was primarily as a result of an increase in average invested cash balances in fiscal year 2007.

     Our Interest Expense over the last three years was:
•	$419,000 in fiscal year 2008;

•	$409,000 in fiscal year 2007; and

•	$1.7 million in fiscal year 2006
     Interest expense remained unchanged in fiscal year 2008 when compared to fiscal year 2007. The significant decrease in interest expense when compared to fiscal year 2006 was due to the reduction of our Senior Debt.
Other Income (Expense), Net
     Our other Income (Expense), net in the Consolidated Statement of Operations is comprised of the following:

	Year Ended April 30,
	2008	2007	2006
Net Realized Foreign Exchange Gains	$1,759	$213	$19
Net Unrealized Foreign Exchange Gains (Losses)	(2,904)	1,827	55
Premium on Repurchase of Warrants	(629)	—	—
Hedging Costs	—	(206)	—
Other	(72)	88	236

Total	$(1,846)	$1,922	$310

     During fiscal year 2008, we recorded Other Expense, Net of $1.8 million compared to Other Income, Net of $1.9 million and $310,000 in fiscal years 2007 and 2006, respectively. These changes result from the fluctuation in realized and unrealized foreign exchange gains and losses as shown in the table above.
Income Taxes
     Our (benefit)/provision for income taxes for our continuing operations over the last three years was:
•	$(6.6) million in fiscal year 2008

•	$3.0 million in fiscal year 2007

•	$5.4 million in fiscal year 2006
     Under FASB Statement No. 109, Accounting for Income Taxes, we recognize a net deferred tax asset for items that will generate a reduction in future taxable income to the extent that it is “more likely than not” that these deferred assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which the tax benefit will be realized. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the tax benefit will be realized. In determining the realizability of these assets, we considered numerous factors, including historical profitability, estimated future taxable income and the industry in which we operate. Based on the cumulative results of operations in the United States for the fiscal years ended April 30, 2008, 2007, and 2006 and anticipated future profit levels, we believe that certain of our deferred tax assets are more likely than not to be realized. Accordingly, in the fiscal year ended April 30, 2008, we reversed approximately $17.2 million of valuation allowance against deferred tax assets related to U.S. net operating loss (NOL) carryforwards and other net deferred tax assets, which will more likely than not, be realized in future periods. Additionally, during the first quarter of fiscal year 2008, after concluding that certain of our German deferred tax assets were more likely than not to be realized, we reversed approximately $1 million of valuation allowance related to net operating loss carryforwards and other net deferred tax assets in this jurisdiction. At April 30, 2008, the recorded amount of our deferred tax assets was $10 million, net of valuation allowance on certain foreign NOLs.

     Our foreign tax provision consists of current and deferred tax expense. The United States tax provision consists of current and deferred tax expense (benefit), state taxes and foreign withholding taxes. We do not permanently defer undistributed earnings of certain foreign subsidiaries. In the current year we repatriated $9.8 million, net of $885,000 withholding tax from these foreign subsidiaries and we plan to continue repatriating additional funds in the future. We recorded a $304,000 liability for withholding taxes payable on future repatriation of these foreign earnings.
     In fiscal year 2007, the foreign tax provision consisted of current and deferred tax expense. The United States tax provision consisted primarily of federal alternative minimum tax, state taxes, and accrued foreign withholding taxes. We recorded a $517,000 liability for withholding taxes payable on future repatriation of foreign earnings in fiscal year 2007. In fiscal year 2007, we repatriated $8.0 million, net of tax of $1.4 million from two foreign subsidiaries.
     The fiscal year 2006 tax provision consisted of current and deferred expense related to operations in foreign jurisdictions which were profitable, primarily in Taiwan and Germany. In addition, operations in certain jurisdictions (principally Canada and the United States) reported net operating losses for which no tax benefit was recognized as it was more likely than not that such benefit will not be realized at that time. In fiscal year 2006, we repatriated $1.4 million from certain foreign subsidiaries.
Fourth Quarter Highlights
Summary

	Three Months Ended
	April 30,
(In thousands)	2008	2007	Difference	%
Sales	$63,274	$52,256	$11,018	21%
Income (Loss) from Continuing Operations	13,310	(3,371)	16,681	NM
Basic Income (Loss) per Share from Continuing Operations	$0.35	$(0.09)	NM	NM
Diluted Income (Loss) per Share from Continuing Operations	$0.35	$(0.09)	NM	NM

NM =	Not Meaningful
•	Sales in the fourth quarter of fiscal year 2008 increased by $11 million or 21% when compared to the prior year same period

•	Income from continuing operations was $13.3 million or $.35 per basic and dilutive income per share for the quarter ended April 30, 2008 compared to a loss from continuing operations of $3.4 million or $.09 per basic and dilutive share in the prior year comparative period.
     The largest contributing factors to the improvement in sales were increased adoption of waterjet cutting and cleaning technology in the global markets and increased sales of 87,000 psi systems. The strengthening of the Brazilian Real versus the U.S. dollar improved our competitive position in Latin America markets. Excluding the impact of foreign currency changes, sales increased $7 million or 13% in the fourth quarter of fiscal year 2008 when compared to the prior year same period.
     Operating income growth was primarily driven by the higher sales discussed above along with lower operating expenses due to decreases in corporate expenses including patent and legal fees related to Omax as litigation related expenditure has been stayed while the Company pursues the merger with Omax. Lower operating expenses were also driven by lower professional fees related to audit and audit-related service fees and consulting fees which were $1.2 million in the fourth quarter of fiscal year 2008 compared to $4.1 million in the prior year same period. The fourth quarter of fiscal year 2007 also included $2.9 million of expenses related to compensation expenses to amend the former CEO’s employment contract.

     Income from continuing operations also includes a net deferred tax benefit of $11.8 million resulting from the changes in our deferred tax assets in fiscal year 2008, as well as the reversal of our U.S. valuation allowance in the fourth quarter of fiscal year 2008 following the conclusion that it was more likely than not that our U.S. net operating loss (NOL) carryforwards and other net deferred tax assets will be realized in future periods.

Liquidity and Capital Resources
Cash Flow Summary
     The following table summarizes our cash flows from operating, investing and financing activities for the periods noted below:

	Year Ended April 30,
	2008	2007	2006
Net Income	$22,354	$3,755	$6,677
Noncash charges (credits) to income	4,419	6,349	15,891
Changes in working capital	(12,802)	(5,906)	(1,825)

Net cash provided by operating activities	13,971	4,198	20,743
Net cash provided by (used in) investing activities	(12,926)	(7,679)	10,889
Net cash provided by (used in) financing activities	(7,598)	5,723	(6,662)
Effect of foreign exchange rate changes on cash and cash equivalents	(2,636)	(128)	(1,772)

Net increase (decrease) in cash and cash equivalents	(9,189)	2,114	23,198
Cash and cash equivalents at beginning of period	38,288	36,174	12,976

Ending cash balance	$29,099	$38,288	$36,174

Operating Activities
     Cash generated by operating activities before the effects of changes in working capital was $26.8 million in fiscal year 2008 compared to $10.1 million in fiscal year 2007. This increase was mainly attributable to the increase in net earnings and an increase in noncash benefits for deferred income taxes as a result of the valuation allowance release on U.S. net operating loss carryforwards, an increase in depreciation and amortization expense and inventory write-downs in fiscal year 2008 as well as an increase in unrealized foreign exchange losses in the current fiscal year. Cash generated by operating activities before the effects of changes in working capital was $22.6 million in fiscal year 2006. The decrease in fiscal year 2007 when compared to fiscal year 2006 was primarily due to lower net income. Fiscal year 2006 also included a noncash adjustment of $6.9 million related to a fair value adjustment on warrants issued which increased the cash generated from operating activities in that year.
     Changes in our working capital resulted in a net $12.8 million use of cash in fiscal year 2008 compared to $5.9 million use of cash in fiscal year 2007. Accounts receivable increased by $6.1 million as a result of increases in our net sales; inventories increased by $2.9 million in order to meet the increased demand for our products as well as longer lead times quoted by our suppliers; customer deposits decreased by $1.7 million due to the timing of contract awards. The $4.1 million increase of cash used for working capital in fiscal year 2007 when compared to fiscal year 2006 was mainly attributable to decreases in operating liabilities as a result of timing of vendor payments offset by a significant reduction in accounts receivable.
Investing Activities
     Net cash used in investing activities was $12.9 million in fiscal year 2008 compared to $7.7 million in fiscal year 2007. The increase in net cash used primarily resulted from payments of $7.5 million for the pending merger with Omax. For a detailed discussion on the pending merger, see Note 17: Pending Omax Transaction of our Notes to the Consolidated Financial Statements. In fiscal 2006, we generated $10.9 million of cash from investing activities mainly as a result of cash consideration received from the sale of certain of our non-core businesses; Avure Technologies Incorporated, Flow International FPS AB, Avure Technologies AB subsidiaries, and our 51% interest in Flow Autoclave Systems (together, the “Avure Business”).
Financing Activities
     Net cash used in financing activities was $7.6 million during in fiscal year 2008 compared to net cash provided by financing activities of $5.7 million during the prior year. The increase in net cash used in financing activities was mainly due to the repayment of notes payable of $5.3 million in fiscal year 2008 that was borrowed at the end of fiscal year 2007, the repurchase of warrants of $3 million, and a reduction of $1.3 million of net cash provided from the exercise of stock options during fiscal year 2008 when compared to fiscal year

2007. The $6.7 million use of cash in financing activities in fiscal year 2006 was primarily attributable to cash payments on our subordinated debt.

Debt
     We have an outstanding seven-year collateralized long-term variable rate loan, expiring in 2011, bearing interest at an annual rate of 3.67% as of April 30, 2008. The loan is collateralized by our manufacturing facility in Taiwan. The outstanding balance of $2.9 million at April 30, 2008 is included in Long-term Obligations.
     We also have four unsecured credit facilities in Taiwan with a commitment totaling $6.5 million at April 30, 2008, bearing interest at rates ranging from 2.56% to 2.76% per annum. In April 2007, we borrowed $5.3 million against this facility for the repatriation of earnings. This amount was repaid in the first quarter of fiscal year 2008. At April 30, 2008, all the credit facilities will mature within one year and the balance outstanding under these credit facilities amounts to $1.1 million, which is shown under Notes Payable in the Consolidated Financial Statements.
Warrant Repurchase
     In October 25, 2007, in a privately negotiated transaction, we purchased from certain funds managed or advised by Third Point LLC (collectively, “Third Point”) outstanding warrants that gave Third Point the right until March of 2010 to purchase 403,300 of the Company’s common stock at an exercise price of $4.07 per share (the “Warrants”). Third Point purchased the Warrants, together with shares of commons stock, our March 2005 Private Investment Public Equity transaction (the “PIPE Transaction”). The Warrants were repurchased from Third Point in connection with our previously announced program to repurchase up to $45 million of the Company’s securities. The Warrants were repurchased at a price of $7.43 per Warrant for an aggregate purchase price of $3 million. See Note 10: Shareholders’ Equity of the Notes to the Consolidated Financial Statements for a detailed discussion of this transaction.
Sources of Liquidity
     Funds generated by operating activities, available cash and cash equivalents, and our credit facilities continue to be our most significant sources of liquidity. At April 30, 2008, we had total cash of $29.1 million, of which approximately $15 million was held by divisions outside the United States. The repatriation of offshore cash balances from certain divisions will trigger tax liabilities. In fiscal 2008, we repatriated $9.8 million, net of tax of $885,000 from three foreign subsidiaries and we plan to continue repatriating additional funds in future from these foreign subsidiaries. We repatriated $8.0 million of earnings in fiscal year 2007, net of tax of $1.4 million from two foreign subsidiaries.
     Our domestic senior credit agreement (“Credit Agreement”) is our primary source of external funding. Effective July 19, 2007, we entered into a Second Amendment (the “Amendment”) to our Credit Agreement, which increased our revolving line of credit from $30 million to $45 million and permitted the use of the line of credit for the repurchase of stock. The amended credit agreement bore interest at the bank’s prime rate (5.00% at April 30, 2008) or was linked to LIBOR plus a percentage depending on our leverage ratios, at our option. The agreement set forth specific financial covenants to be attained on a quarterly basis, which we believed, based on our financial forecasts, were achievable. At April 30, 2008, we had $42.8 million of domestic unused line of credit available, net of $2.2 million in outstanding letters of credit. The extended credit line was expected to provide us with liquidity that could be used to make acquisitions or fund the repurchase of shares. We were in compliance with all financial covenants as of April 30, 2008
     On June 9, 2008, we signed a new five-year senior secured credit facility with an aggregate principal amount of $100 million, which includes a $65 million revolving credit facility and a $35 million term loan that we may draw upon for the merger with Omax. This line of credit has a maturity date of June 9, 2013 and is collateralized by a general lien on all of our material assets, as defined within the credit agreement. Borrowings on the credit facility, if any, will be based on the bank’s prime rate or LIBOR rate plus a percentage spread depending on current leverage ratios, at our option. Refer to Note 19: Subsequent Events of the Notes to the Consolidated Financial Statements for a detailed discussion of this transaction.
     Our capital spending plans currently provide for outlays of approximately $8.2 million over the next twelve months, primarily related to information technology spending and facility improvement. It is expected that funds necessary for these expenditures will be generated internally. Our capital spending for fiscal year ended April 30, 2008 and 2007 amounted to $6.3 million and $6.9 million, respectively.
     We believe that our existing cash, cash from operations, and credit facilities at April 30, 2008 are adequate to fund our operations for at least the next twelve months.

Disclosures about Contractual Obligations and Commercial Commitments
     The following table summarizes our known future payments pursuant to certain contracts as of April 30, 2008 and the estimated timing thereof. More detail about our contractual obligations and commercial commitments are in Note 7: Long-term Obligations and Note 9: Commitments and Contingencies of the Notes to the Consolidated Financial Statements.

	Maturity by Fiscal Year
(In thousands)	2009	2010	2011	2012	2013	Thereafter	Total
Operating Leases	$2,821	$2,480	$2,249	$1,719	$1,078	$588	$10,935
Long-term Debt, Notes Payable & Capital Leases(1)	2,094	984	930	418	—	—	4,426
Purchase Commitments(2)	17,771	6,522	6,000	—	—	—	30,293
License Agreements	352	352	—	—	—	—	704
Consulting Agreements	123	4	—	—	—	—	127
Liabilities related to Unrecognized Tax benefits, including Interest and Penalties(3)	—	—	—	—	—	9,190	9,190

Total	$23,161	$10,342	$9,179	$2,137	$1,078	$9,778	$55,675

(1)	Long-term debt obligations are exclusive of interest.

(2)	Purchase obligations include agreements to purchase goods or services that are enforceable, are legally binding and specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include agreements that are cancelable without penalty. Additionally, although they are not legally binding agreements, open purchase orders are included in the table above. Substantially all open purchase orders are fulfilled within 30 days. The amount presented above as inventory purchases include all open purchase orders. We expect to fund these commitments with existing cash and our cash flows from operations in future periods.

(3)	We have unrecognized tax benefits of $9.2 million associated with uncertain tax positions as of April 30, 2008. This potential liability may result in cash payments to tax authorities. The timing of payments related to these obligations is uncertain; however, none of this amount is expected to be paid within the next twelve months.
Off-Balance Sheet Arrangements
     We do not have off-balance sheet arrangements, financing or other relationships with unconsolidated entities or other persons. At April 30, 2008, there were no off-balance sheet arrangements.
Critical Accounting Estimates
     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these consolidated financial statements requires us to make assumptions and estimates about future events, and apply judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We base our assumptions, estimates, and judgment on historical experience, current trends and other factors which management believes to be relevant and appropriate at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates, and judgments to ensure that our consolidated financial statements are presented fairly. However, because future events cannot be determined with certainty, actual results may differ from our assumptions and estimates, and such differences could be material.
     Our significant accounting policies are discussed in Note 1: The Company and Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements. Management believes that the following accounting estimates require management’s most difficult, subjective or complex judgment, resulting from the need to make estimates about the effect of matters that are inherently uncertain and are the most critical to aid in fully understanding and evaluating our reported consolidated financial results.

Revenue Recognition
     We recognize revenue for sales of ultrahigh-pressure waterjet pumps, consumables, services, and billing for freight charges, in accordance with SEC Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements” and EITF Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables.” Additionally, because FlowMastertm software, our PC-based waterjet control, is essential to the functionality of our waterjet systems, we recognize revenue on sales of waterjet systems in accordance with Statement of Position 97-2 (“SOP 97-2”), “Software Revenue Recognition.” Specifically, the Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, the price is fixed or determinable, and collectibility is reasonably assured, or probable in the case of sale of waterjet systems. Generally, sales revenue is recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions.
     Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but all the criteria for revenue recognition have not been met.
     For those arrangements with multiple elements, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is vendor specific objective and reliable evidence of the fair value of the undelivered items. For contract arrangements that combine deliverables such as systems with embedded software, and installation, each deliverable is generally considered a separate unit of accounting or element. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. The amount allocable to a delivered item is limited to the amount that we are entitled to bill and collect and is not contingent upon the delivery/performance of additional items. In cases where there is objective and reliable evidence of the fair value of the undelivered item in an arrangement but no such evidence for the delivered item, the residual method is used to allocate the arrangement consideration.
     For complex aerospace and automation systems designed and manufactured to buyers’ specification, the Company recognizes revenues using the percentage of completion method in accordance with Statement of Position 81-1 (“SOP 81-1”), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Typical lead times can range from two to 18 months. Sales and profits on such contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the “cost-to-cost” method). Losses on contracts are recognized in the period in which they are determined. The impact of revisions of contract estimates is recognized as a cumulative change in estimate in the period in which the revisions are made.
     The complexity of the estimation process and judgments related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization, changes to specification and testing requirements and collectibility of unbilled receivables.
     Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. We must assess whether the fee associated with a revenue transaction is fixed or determinable, whether or not collection is probable, whether VSOE exists for all elements of a transaction or multiple-element arrangement and the related revenue recognition impact of this and, for fixed-price contracts, make estimates of costs to complete. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.
Valuation of Obsolete/Excess Inventory
     We currently write-down obsolete or excess parts and equipment inventory that is no longer used due to design changes to our products or lack of customer demand. We regularly monitor our inventory levels and, if we identify an excess condition based on our usage, we record a corresponding inventory reserve which establishes a new cost basis for our inventory. Subsequent changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in that newly established cost basis. The amount of inventory write-down requires the use of management judgment regarding technological obsolescence and forecasted customer demand. If estimates regarding consumer demand are inaccurate or changes in technology affect demand for certain products in an unforeseen manner, we may be exposed to losses that could be material.

Valuation of Deferred Tax Assets and Uncertain Tax Positions
     We account for uncertain tax positions in accordance with FASB, Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the consolidated financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (Step 1) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step 2) is only addressed if Step 1 has been satisfied. Under Step 2, the tax benefit is measured at the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon settlement. As used in FIN 48, the term “more likely than not” means that the likelihood of an occurrence is greater than 50%. We adopted FIN 48 as of May 1, 2007. To the extent that we prevail in matters for which unrecognized tax benefits have been established, or are required to pay amounts in excess of our unrecognized tax benefits, our effective tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement would require the use of our cash and would result in an increase to our effective income tax rate in the period of resolution. A favorable tax settlement would be recognized as a reduction in our effective income tax rate in the period of resolution.
     Our annual effective tax rate is based on income, statutory tax rates and tax planning strategies available in various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating tax positions. Tax positions are reviewed quarterly and balances are adjusted as new information becomes available. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. Future tax benefits of tax losses and credit carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. As of April 30, 2008, we had approximately $35.4 million of domestic net operating loss and $36.7 million of state net operating loss carryforwards to offset certain earnings for federal and state income tax purposes. These net operating loss carryforwards expire between fiscal year 2022 and fiscal year 2026. Net operating loss carryforwards in foreign jurisdictions amount to $39.3 million. Most of the foreign net operating losses can be carried forward indefinitely, with certain amounts expiring between fiscal years 2014 and 2017. The federal, state and foreign net operating loss carryforwards per the income tax returns filed include uncertain tax positions taken in prior years. Due to the application of FIN 48, the net operating loss carryforwards per the income tax returns are larger than the net operating loss deferred tax asset recognized for consolidated financial statement purposes. We also have a capital loss carryover of $4.3 million which expires in 2011. Utilization of net operating losses may be subject to limitation due to ownership changes and other limitations provided by the Internal Revenue code and similar state provisions. If such a limitation applies, the net operating loss may expire before full utilization.
     Our income tax returns are periodically audited by domestic and foreign tax authorities. These audits include questions regarding our filing tax positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. At any one time, multiple tax years are subject to audit by the various tax authorities.
Long-lived Assets and Goodwill
     Goodwill and other acquired intangible assets with indefinite lives are not amortized but are tested for impairment annually, and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. Our annual testing date is April 30. We test goodwill for impairment by first comparing the book value of net assets to the fair value of the related operations. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, an implied fair value for goodwill is estimated, based on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment.

     In determining fair value of long-lived assets and whether impairment has occurred, we are required to estimate future cash flows and residual values. Key assumptions we use in developing these estimates include: probability of alternative outcomes; product pricing; product sales; and discount rate.
     We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate the fair value of long-lived assets and goodwill. However, if actual results are not consistent with our estimates and assumptions used in estimating future cash flows and asset fair values, we may be exposed to losses that could be material.

Stock-based compensation
     We have a stock-based compensation plan, which provides for the grant of stock options and restricted stock units. Refer to Note 1: The Company and Summary of Significant Accounting Policies, and Note 11: Stock-based Compensation of the Notes to the Consolidated Financial Statements for a complete discussion of our stock-based compensation programs.
     We determine the fair value of our stock option awards at the date of grant using the Black-Scholes option-pricing model. We determine cumulative expense related to performance-based nonvested awards based on our actual consolidated financial results to date and estimated future performance as of period-end.
Legal Contingencies
     At any time, we may be involved in certain legal proceedings. Our policy is to routinely assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after thoughtful analysis of each known issue and an analysis of historical experience. We record reserves related to certain legal matters for which it is probable that a loss has been incurred and the range of such loss can be estimated. With respect to other matters, management has concluded that a loss is only reasonably possible or remote and, therefore, no liability is recorded. Management discloses the facts regarding material matters assessed as reasonably possible and potential exposure, if determinable. Costs incurred with defending claims are expensed as incurred. As of April 30, 2008, we have accrued our estimate of the probable liabilities for the settlement of these claims. Refer to Note 9: Commitments and Contingencies of the Notes to the Consolidated Financial Statements.
     Because of inherent uncertainties related to these legal matters, we base our loss accruals on the best information available at the time. As additional information becomes available, we reassess our potential liability and may revise our estimates. Such revisions could have a material impact on future quarterly or annual results of operations.
Recently Issued Accounting Pronouncements
     A summary of recently issued accounting pronouncements is in Note 2: Recently Issued Accounting Pronouncements of the Notes to the Consolidated Financial Statements.
Factors Affecting Future Operating Results
     Looking forward to fiscal year 2009, we believe we are well positioned for continued success and profitable growth especially as our 87,000 psi product line continues to be positively received by the market. However, this positive market reception will be negatively impacted by the economic slowdown in North America which could also impact other markets around the world. The anticipated continued strength of foreign currencies against the U.S. dollar, particularly the Euro and Real, is expected to positively impact our business. Recent contract awards for large aerospace programs are also expected to positively impact our sales to the aerospace industry over the next two years.
     Our manufacturing operations are prepared to take advantage of volume leverage and opportunities for cost reduction. On June 2, 2008, we committed to a plan to establish a single facility for designing and building our advanced waterjet systems at our Jeffersonville, Indiana facility and to close our manufacturing facility in Burlington, Ontario, Canada. We estimate that the costs associated with the closure of the Burlington facility and the costs associated with moving production to its Jeffersonville facility will range from $2.6 million to $2.8 million in fiscal year 2009, including from $1.5 million to $1.7 million for severance and termination benefits and $1 million to $1.2 million for facility closure and relocation costs.
     In fiscal year 2009 and beyond, we intend to remain focused on our strategies of increasing market awareness of waterjet technology to drive increased market penetration and to improve our operational efficiency. We expect that these strategies and actions taken will help us achieve our long-term goals of compound annual revenue growth rate of 10% and operating income annual growth rate of at least 20%.